UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 28, 2018
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KENNEDY-WILSON HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-33824	26-0508760
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S El Camino Drive Beverly Hills, California 90212
(Address of principal executive offices)(Zip Code)

(310) 887-6400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 7.01    REGULATION FD DISCLOSURE
On February 28, 2018, Kennedy-Wilson, Inc. (the “Company”), a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc., issued a press release announcing that it intends to offer an additional $250 million in aggregate principal amount of its 5.875% senior notes due 2024, subject to market and other conditions (the “Offering”). The Company intends to use the net proceeds from the Offering to repay the entire amount currently drawn under its revolving credit facility and a portion of the amounts outstanding under its term loan facility. The notes will be unsecured and guaranteed by certain of the Company’s subsidiaries. A copy of the press release is furnished as Exhibit 99.1 to this report.
The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

ITEM 8.01    OTHER EVENTS
In connection with the Offering, the Company has entered into cross-currency swap agreements totaling $200.0 million, which will act as a hedge of its net investment in Euro-denominated assets against future volatility in the exchange rate between the U.S. dollar and the Euro. By doing so, the Company synthetically converted a portion of its U.S. dollar-based long-term debt into Euro-denominated long-term debt. The agreements have a five-year tenor and, under the terms of the swap agreements, the Company’s interest payments from the notes will be converted from U.S. dollar to Euro at an average coupon of 3.319%. As a result, the Company expects to realize annual net cash interest savings of approximately $5.1 million, based on the average swapped coupon of 3.319% as compared to the 5.875% coupon on the notes.

Also, subsequent to December 31, 2017, the Company and its equity partners acquired $264.8 million of real estate-related investments, including two multifamily properties (580 units) and a 689,000 square feet retail center in the Western United States and a hotel in Honolulu, HI. The Company’s total equity investment in these transactions was approximately $39.5 million (including closing costs). In addition, the Company and its equity partners disposed of $93.8 million of real estate-related investments, including non-core commercial assets in the United Kingdom and received $46.3 million in cash proceeds.

In addition, as of February 27, 2018, the Company and its equity partners are under separate contracts to purchase a multifamily property and a multifamily development project in the Western United States and a multifamily property in Ireland for a total of $171.7 million.  The Company anticipates financing these acquisitions with a combination of debt financing, balance sheet cash and partner equity. With respect to such assets under contract, the Company has non-refundable deposits of approximately $12.5 million held in escrow. The amount of the Company’s equity investment in these acquisitions has not yet been determined, but it currently expects its aggregate equity investment in these acquisitions to be between $60 million to $75 million. There can be no assurance that the Company will complete the potential acquisitions under contract.  Also, as of February 27, 2018, the Company and its equity partners are under separate contracts to dispose of an office building in the Western United States and two retail buildings in the United Kingdom at an aggregate sales price of approximately $27.6 million.  The Company currently expects to receive a total of approximately $4.7 million in proceeds from these transactions.  There can be no assurance that the Company will complete the potential dispositions under contract.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit No.	Description
99.1	Launch Release, dated February 28, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: February 28, 2018